Exhibit (a)(1)(A)

COMPANY PURCHASE NOTICE
TO HOLDERS OF

1.00% CONVERTIBLE SENIOR NOTES DUE 2027

ISSUED BY

COGENT COMMUNICATIONS GROUP, INC.

CUSIP Number: 19239VAB0

NOTICE IS HEREBY GIVEN that, pursuant to Section 11.02 of that certain Indenture, dated as of June 11, 2007 (the “Indenture”), between Cogent Communications Group, Inc. (referred to as “we” or the “Company”) and Wells Fargo Bank, National Association, as trustee and paying agent (the “Trustee” or “Paying Agent”), at the option of each holder (“Holder”) of the Company’s 1.00% Convertible Senior Notes Due 2027 (the “Securities”), the Company will purchase such Holder’s Securities for 100% of the aggregate principal amount of the Securities (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Company Purchase Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Securities from 9:00 a.m., New York City time, on Wednesday, May 14, 2014 through 5:00 p.m., New York City time, on Thursday, June 12, 2014 (the “Expiration Date”), which is the second Business Day immediately preceding June 15, 2014 (the “Purchase Date”). Because the Purchase Date is a Legal Holiday (as defined in the Indenture), pursuant to Section 14.08 of the Indenture payment shall be made on the next succeeding day that is not a Legal Holiday. Therefore, the Company will pay the aggregate Purchase Price (as defined below) for any Securities as to which a Purchase Notice has been given and not validly withdrawn on June 16, 2014 (the “Payment Date”), which is the next business day. The Paying Agent will then promptly pay Holders of Securities as to which a Purchase Notice has been given and not validly withdrawn. The Company will also pay $5.00 per $1,000 principal amount of Securities, which is the amount of accrued and unpaid interest on the Securities from December 15, 2013 to but excluding the Purchase Date, on the Payment Date, to Holders of record as of June 1, 2014, the Regular Record Date for the payment of interest on the Securities.  In accordance with Section 14.08 of the Indenture, no interest shall accrue for the intervening period from and including the June 15, 2014 Purchase Date to the June 16, 2014 Payment Date. Unless the Company defaults in making payment of the Purchase Price, interest and Liquidated Damages, if any, on the Securities purchased will cease to accrue on and after the Purchase Date. Any Securities which are surrendered for purchase pursuant to the Put Option may be exchanged in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the  on the Business Day prior to the Purchase Date.  As of April 3, 2014, the Securities are currently convertible at a rate of 21.2611 shares of common stock (the “Common Stock”) of the Company per $1,000 in principal amount of Securities.  The Securities are convertible through 5:00 p.m., New York City time, on June 19, 2014.  On April 16, 2014, the Company delivered a notice to Holders of the Securities that, pursuant to Section 6.01(b) of the Indenture, the Company has elected to redeem all of the outstanding Securities on June 20, 2014 (the “Redemption Date”) at a price equal to 100% of the principal amount of the Securities plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the Redemption Date.  The Company will exercise its right to redeem all Securities which remain outstanding following the Put Option, on the Redemption Date.

All capitalized terms used but not specifically defined in this Company Purchase Notice shall have the meanings given to such terms in the Indenture and the Securities.

To exercise your option to have the Company purchase your Securities and receive the Purchase Price, you must validly surrender the Securities by complying with one of the three methods of surrender described herein prior to 5:00 p.m., New York City time, on the Expiration Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on June 13, 2014, which is the Business Day immediately prior to the Purchase Date, by complying with the procedures for withdrawal described herein or otherwise in accordance with Section 11.02 of the Indenture. The right of Holders to surrender their Securities for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Company Purchase Notice, all custodians and beneficial holders of the Securities hold the Securities through Depository Trust Company (“DTC”) accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Trustee and Paying Agent is:
Wells Fargo Bank, National Association

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Additional copies of this Company Purchase Notice may be obtained from the Paying Agent at its address set forth above.

Dated: May 14, 2014

No person has been authorized to give any information or to make any representations other than those contained in the Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company (including its board of directors and officers) or its employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a Holder, may have about the Put Option. We urge you to read carefully the remainder of this Company Purchase Notice because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this document. We have included page references to direct you to a more complete description of the topics in this Summary Term Sheet. In this Summary Term Sheet, “Cogent Communications Group, Inc.,” “we,” “us,” “our” and the “Company” refer to Cogent Communications Group, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Who is offering to purchase the Securities?

Cogent Communications Group, Inc., a Delaware corporation (the “Company”), is obligated, at your option, to purchase your validly surrendered 1.00% Convertible Senior Notes Due 2027 (the “Securities”). (Page 5)

Why is the Company offering to purchase my Securities?

The right of each holder (the “Holder”) of the Securities to sell, and the obligation of the Company to purchase, the Securities pursuant to the Put Option is a term of the Securities and has been a right of Holders from the time the Securities were issued. We are required to purchase the Securities of any Holder exercising the Put Option pursuant to the terms of the Indenture and the Securities (each of which is defined below). (Page 5)

What Securities is the Company obligated to purchase?

We are obligated to purchase all of the Securities validly surrendered (and not validly withdrawn) at the option of the Holder prior to 5:00 p.m. New York City time on Thursday, June 12, 2014 (the “Expiration Date”), which is the second Business Day immediately preceding June 15, 2014 (the “Purchase Date”) pursuant to the terms of the Indenture and the Securities. As of May 12, 2014, there was $91,978,000 in aggregate principal amount of Securities outstanding. The Securities were issued under the indenture, dated as of June 11, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee” or “Paying Agent”). (Page 5)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, $1,000 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”) with respect to any and all Securities validly surrendered and not validly withdrawn. (Page 6)

What are the significant conditions to the Put Option?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Purchase Notice. (Page 5)

How will the Company fund the purchase of the Securities?

We intend to use available cash to purchase the Securities. (Page 11)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of our common stock, $0.001 par value per share (the “Common Stock”) and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The Common Stock, into which the Securities are convertible under the terms and conditions set forth in the Indenture, is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CCOI”. On May 12, 2014, the closing price of the Common Stock, as reported on NASDAQ, was $37.54 per share. (Page 7)

How do I surrender my Securities?

There are three ways to surrender your Securities:

•                If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Securities and instruct such nominee to surrender the Securities on your behalf through the transmittal procedures of the Depository Trust Company (“DTC”).

•                If you are a DTC participant, you should surrender your Securities electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•                There are currently no certificated Securities in non-global form. However, if physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to tender Securities pursuant to the Put Option and holds physical certificates evidencing such Securities must complete and sign a purchase notice in the form attached hereto as Annex A (a “Purchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Securities through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Company Purchase Notice. (Page 8)

To prevent backup withholding on payments made to a surrendering Holder, each such Holder that is a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-9 and each such Holder that is not a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-8BEN (or other applicable form). (Page 14)

When does the Put Option expire?

The Put Option expires at 5:00 p.m. New York City time on Thursday, June 12, 2014, which we refer to herein as the Expiration Date. We will not extend the period Holders have to accept the Put Option unless required to do so by federal securities laws. (Page 8)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities on the Payment Date (as defined below). We will promptly forward to the Paying Agent, at or before 11:00 a.m., New York City time, on the Payment Date, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, which the Paying Agent will promptly distribute to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

Because the Purchase Date is a Legal Holiday (as defined in the Indenture), pursuant to Section 14.08 of the Indenture payment may be made on the next succeeding day that is not a Legal Holiday. Therefore, payment for validly surrendered Securities will be made as described above on June 16, 2014 (the “Payment Date”), which is the next business day. In accordance with Section 14.08 of the Indenture, no interest shall accrue for the intervening period between the Purchase Date and the Payment Date. (Page 11)

Until what time can I withdraw previously surrendered Securities?

You may validly withdraw Securities previously surrendered at any time on or before 5:00 p.m., New York City time, on the Business Day prior to the Purchase Date. (Page 11)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Business Day prior to the Purchase Date. While there are currently no certificated Securities in non-global form, if physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 11.03(c) of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Business Day prior to the Purchase Date. (Page 11)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Put Option, we will not purchase your Securities on the Payment Date and such Securities will remain outstanding subject to their existing terms. (Page 8)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 or an integral multiple thereof, provided that the remaining principal amount of Securities not subject to purchase must be in an integral multiple of $1,000. (Page 6)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of Securities into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. As of April 3, 2014, the Securities are currently convertible at a rate of 21.2611 shares of Common Stock of the Company per $1,000 in principal amount of Securities.  The Securities are convertible through 5:00 p.m., New York City time, on June 19, 2014

The Company will exercise its right to redeem all Securities which remain outstanding following the Put Option, on June 20, 2014 (the “Redemption Date”), at a redemption price equal to 100% of the principal amount of the Securities plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the Redemption Date. (Page 6)

What are the material United States federal income tax consequences of the Put Option to Holders of the Securities?

The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequence to you. (Page 13)

Who is the Paying Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone and facsimile numbers are set forth on the cover of this Company Purchase Notice. (Page 5)

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Securities for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Purchase Notice.

What does the board of directors of the Company think of the Put Option?

The Company’s board of directors has not made any recommendation as to whether you should surrender your Securities for purchase in the Put Option. You must make your own decision whether to surrender your Securities for purchase in the Put Option and, if so, the amount of Securities to surrender. (Page 17)

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. Cogent Communications Group, Inc., a Delaware corporation (the “Company”), is obligated to purchase the 1.00% Convertible Senior Notes Due 2027 (the “Securities”) validly surrendered and not validly withdrawn at the option of the Holder pursuant to the terms of the Indenture (as defined below) and the Securities. The Securities are convertible for shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

Unless the context indicates otherwise, references to “Cogent Communications Group, Inc.”, “we”, “us”, “our”, or the “Company”, include Cogent Communications Group, Inc. and its consolidated subsidiaries. Cogent Communications Group, Inc. is a Delaware corporation. Our corporate offices are located at 1015 31st Street, NW, Washington, DC 20007. Our phone number is (202) 295-4200.

2. Information Concerning the Securities. The Securities were issued under the indenture, dated as of June 11, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee” or “Paying Agent”). The Securities mature on June 15, 2027.

2.1. The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Indenture and the Securities, the Company is obligated to purchase all Securities validly surrendered (and not validly withdrawn) at the option of each holder of Securities (each a “Holder”), by 5:00 p.m., New York City time, on June 12, 2014 (the “Expiration Date”). This Put Option will expire at 5:00 p.m., New York City time, on the Expiration Date. If we make any change to this Put Option that we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Company Purchase Notice that we will distribute to registered holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Expiration Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during such period. If we are required to extend the Expiration Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Expiration Date and do not accept and pay promptly after 11:00 a.m., New York City time, on June 16, 2014 (the “Payment Date”) for Securities validly surrendered (and not validly withdrawn) by 5:00 p.m., New York City time, on the Expiration Date, such failure to pay may be a default under the Indenture and the Securities; provided, however, that pursuant to the Indenture, to the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to the Company’s obligation to purchase the Securities, the Company’s compliance with such laws and regulations shall not in and of itself cause a breach of its obligations under the provisions of the Indenture relating to the Company’s obligation to purchase the Securities. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Company Purchase Notice.

If any Securities remain outstanding following the expiration of the Put Option, and if the Securities are not otherwise redeemed or exchanged after such date, the Company will become obligated to purchase the Securities, at the option of the Holders, in whole or in part, on June 15, 2017 and June 15, 2022 at a purchase price equal to 100% of the principal amount of the Securities, plus the amount of accrued and unpaid interest (and Liquidated Damages, if any) thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Securities.

The Company will exercise its right to redeem all Securities which remain outstanding following the Put Option, on June 20, 2014 (the “Redemption Date”), at a redemption price equal to 100% of the principal amount of the Securities plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the Redemption Date.

2.2. Purchase Price. Pursuant to the Indenture and the Securities, the purchase price to be paid by the Company for the Securities on the Payment Date is $1,000 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”). At or before 11:00 a.m., New York City time, on the Payment Date, the Company will deposit with the Paying Agent an amount of cash sufficient to pay the aggregate Purchase Price with respect to any and all Securities validly surrendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof. There are currently no certificated Securities in non-global form, if physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to tender Securities pursuant to the Put Option and holds physical certificates evidencing such Securities must complete and sign a purchase notice in the form attached hereto as Annex A (a “Purchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent.

The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Expiration Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

None of the Company, its board of directors, its officers or its employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Purchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value of the Securities and the Common Stock and other relevant factors.

2.3. Conversion Rights of the Securities. Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain the right to convert their Securities for Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities which are surrendered for purchase pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the business day prior to the Purchase Date, as described in Section 4 below.

As of April 3, 2014, the Securities are currently convertible at a rate of 21.2611 shares of Common Stock of the Company per $1,000 in principal amount of Securities.  The Securities are convertible through 5:00 p.m., New York City time, on June 19, 2014.

2.4. Market for the Securities and the Common Stock. There is no established reporting system or trading market for trading in the Securities. We believe that trading in the Securities has been limited. We believe that there is no practical way to accurately determine the trading history of the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. Following the expiration of the Put Option, we expect that Securities not purchased in the Put Option will continue to be traded over-the-counter; however, the trading market for the Securities may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Securities pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Securities following the Put Option. The extent of the public market for the Securities following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. As of the close of business on May 12, 2014, there was $91,978,000 aggregate principal amount at maturity of Securities outstanding and DTC was the sole record Holder of the Securities.

The Common Stock into which the Securities may be converted is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CCOI”. The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ:

	Stock Price
Fiscal Period	High	Low
2012
1st Quarter	$20.24	$14.50
2nd Quarter	19.65	16.67
3rd Quarter	23.01	17.54
4th Quarter	23.77	20.30
2013
1st Quarter	$26.69	$22.79
2nd Quarter	29.78	25.30
3rd Quarter	33.10	28.05
4th Quarter	41.25	31.66
2014
1st Quarter	$43.50	$31.56
2nd Quarter (1)	37.66	33.30

(1)           The high and low sales prices for trades for the second fiscal quarter of 2014 are through May 12, 2014.

The closing price of the Common Stock on May 12, 2014, was $37.54 per share. As of May 12, 2014, there were approximately 46.7 million shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Put Option.

2.5. Redemption. The Company will exercise its right to redeem all Securities which remain outstanding following the Put Option, on June 20, 2014, the Redemption Date, at a redemption price equal to 100% of the principal amount of the Securities plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the Redemption Date.

2.6. Change of Control. If a Public Acquirer Change of Control (as defined in the Indenture) occurs prior to the Purchase Date, each Holder may require that we purchase all or a portion of the Holder’s Securities (in whole or in part) on the date fixed by us that is not more than 30 Business Days after we give notice of the Public Acquirer Change of Control. We will purchase the Securities for an amount of cash equal to 100% of the principal amount of the Securities, plus accrued and unpaid interest (including Liquidated Damages, if any) up to, but not including, the date of purchase.

2.7. Ranking. The Securities are our senior unsubordinated obligations, rank senior to all of our future subordinated indebtedness and rank equally in right of payment with our other senior unsecured indebtedness. The Securities are effectively subordinated to all secured indebtedness, to the extent of the value of the collateral securing such indebtedness. In addition, the Securities are junior in right of payment to liabilities of our subsidiaries. The Securities do not restrict us or our subsidiaries from incurring additional liabilities and secured indebtedness.

2.8. Dividends. The Holders of Securities are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender (and do not validly withdraw) the Securities on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Expiration Date, their Securities will remain outstanding subject to the existing terms of the Indenture and the Securities.

3.1. Method of Delivery. As of the date of this Company Purchase Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for purchase hereunder must be delivered through DTC’s Automatic Tender Offer Program (“ATOP”). This Company Purchase Notice and delivery of Securities via ATOP will satisfy the notice requirements of the Company and the Holders, respectively, as set forth in the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Securities. If physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to tender Securities pursuant to the Put Option and holds physical certificates evidencing such Securities must complete and sign a Purchase Notice in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent.

3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

• such Securities shall be purchased as of the Payment Date pursuant to the terms and conditions set forth in this Company Purchase Notice;

• upon the terms and subject to the conditions set forth in this Company Purchase Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidence of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Company Purchase Notice;

• such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

• such Holders agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

• such Holder understands that all Securities validly surrendered for purchase (and not validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Company Purchase Notice and related notice materials, as amended and supplemented from time to time;

• payment for Securities purchased pursuant to the Company Purchase Notice will be made by deposit of the aggregate Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

• surrenders of Securities may be validly withdrawn by complying with the procedures described in Section 4 below at any time prior to 5:00 p.m., New York City time, on the Business Day prior to the Purchase Date;

• all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

• the delivery or transfer and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

• all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Company Purchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Securities.

Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

DTC Participants. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Securities by:

• delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

• electronically transmitting such Holder’s acceptance through ATOP, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Put Option, including those set forth above under “—Agreement to be Bound by the Terms of the Put Option.”

Securities Held in Certificated Non-Global Form. If physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder of the Securities must complete and sign a Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

All signatures on a Purchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NASDAQ Medallion Stamp Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Purchase Notice need not be guaranteed if such Securities are tendered for the account of an Eligible Institution. If a Purchase Notice or any Security is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

4. Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Business Day prior to the Purchase Date. In order to validly withdraw Securities, the Holder must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Business Day prior to the Purchase Date. Securities validly withdrawn from the Put Option may be resurrendered prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures described in Section 3 above.

This means that to validly withdraw Securities surrendered for purchase, the Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on the Business Day prior to the Purchase Date. The withdrawal request must:

• specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

• contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

• be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

If physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 11.03(c) of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Business Day prior to the Purchase Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment for Surrendered Securities. We will forward to the Paying Agent, at or before 11:00 a.m., New York City time, on the Payment Date, the appropriate amount of cash required to pay the aggregate Purchase Price for the Securities validly surrendered for purchase. The Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly surrendered its Securities prior to 5:00 p.m., New York City time, on the Expiration Date and has not validly withdrawn such delivery. Upon payment of the aggregate Purchase Price to the Paying Agent, each Security validly surrendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date, will cease to be outstanding and interest and Liquidated Damages, if any, on such Securities will cease to accrue and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Purchase Price upon delivery of the Securities validly surrendered (and not withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date).

The total amount of funds required by us to purchase all of the Securities is $92,437,890.00 (assuming all of the Securities are validly surrendered for purchase and accepted for payment), which amount includes accrued and unpaid interest on the Securities from December 15, 2013 to but excluding the Purchase Date, on the Payment Date, to Holders of record as of June 1, 2014, the Regular Record Date for the payment of interest on the Securities. We intend to use available cash to purchase the Securities validly surrendered and not validly withdrawn pursuant to this Put Option.

6. Securities Acquired. Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee and will cease to be outstanding as of the Payment Date, pursuant to the terms of the Indenture and the Securities.

7. Plans or Proposals of the Company. On May 15, 2014, the Company will execute a merger to implement a new holding company structure (the “Merger”) pursuant to Section 251(g) of the General Corporation Law of the State of Delaware.  Pursuant to the Merger, the Company will become a wholly owned subsidiary of Cogent Communications Holdings, Inc. (“Holdings”).  All of the outstanding capital stock of the Company will be converted, on a share for share basis, into capital stock of Holdings.  As a result, each former stockholder of the Company will become the owner of an identical number of shares of capital stock of Holdings, evidencing the same proportional interests in Holdings and having the same designations, rights, powers and preferences, qualifications, limitations and restrictions, as those that the stockholder held in the Company.  Holdings will be deemed to be the successor issuer of the Company pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Holdings’ common stock will continue to be listed and trade on The NASDAQ Stock Market under the symbol “CCOI” without interruption.

Holdings will not be the “successor issuer” to the Company’s Securities, the senior secured credit facilities or senior unsecured notes, including the Company’s 8.375% Senior Secured Notes due February 15, 2018, or other outstanding debt obligations.  Additionally, Holdings will not become subject to the restrictive covenants under the Company’s outstanding debt obligations.  However, in connection with the Merger, Holdings will execute a supplemental indenture to the Indenture pursuant to which Holdings will guarantee the obligations of the Company under the Indenture.

As of April 3, 2014, the Securities are currently convertible at a rate of 21.2611 shares of Common Stock of the Company per $1,000 in principal amount of Securities.  The Securities are convertible through 5:00 p.m., New York City time, on June 19, 2014.

On April 16, 2014, the Company delivered a notice to Holders of the Securities that, pursuant to Section 6.01(b) of the Indenture, the Company has elected to redeem all of the outstanding Securities on June 20, 2014, the Redemption Date, at a price equal to 100% of the principal amount of the Securities plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the Redemption Date.  The Company will exercise its right to redeem all Securities which remain outstanding following the Put Option, on the Redemption Date.

Except as disclosed herein or as otherwise publicly disclosed on or prior to the date of this Company Purchase Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

• any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

• any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

• any material change in the present dividend rate or policy, indebtedness or capitalization of the Company;

• any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

• any other material change in the corporate structure or business of the Company;

• any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

• any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

• the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

• the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

• any changes in the governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities.   David Schaeffer, our Chief Executive Officer, President and Chairman of the Board of Directors owns $3,000,000 in aggregate principal amount of the Securities.  Except for the ownership of securities by Mr. Schaeffer or as otherwise disclosed below, based on a reasonable inquiry by the Company:

• none of the Company (including its board of directors and officers), the Company’s subsidiaries or other affiliates has any beneficial interest in the Securities;

• the Company will not purchase any Securities from such persons; or

• during the 60 days preceding the date of this Company Purchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Company Purchase Notice as Annex C.

9. Purchases of Securities by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

The Company has the right to redeem, in whole or in part, any Securities which remain outstanding following the Put Option, at any time or from time to time, on or after June 20, 2014, in each case at a redemption price equal to 100% of the principal amount of the Securities plus unpaid interest (and Liquidated Damages, if any) accrued thereon to, but excluding, the redemption date.

10. Material United States Federal Income Tax Considerations.  The following discussion is a summary of the material U.S. federal income tax consequences of surrendering the Securities pursuant to the Put Option, but does not purport to be a complete analysis of all potential tax effects.  The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof.  These authorities may change or be subject to differing interpretations.  Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Securities.  We have not sought and will not seek any rulings from the IRS regarding the matters discussed below.  There can be no assurance the IRS or a court will not take a contrary position to that discussed below.

This discussion is limited to holders who hold the Securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income.  In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation: U.S. expatriates and former citizens or long-term residents of the United States; persons subject to the alternative minimum tax; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; persons holding the Securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; banks, insurance companies, and other financial institutions; real estate investment trusts or regulated investment companies; brokers, dealers or traders in securities; “controlled foreign corporations,” “passive foreign investment companies,”  and corporations that accumulate earnings to avoid U.S. federal income tax; S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); tax-exempt organizations or governmental organizations; and persons deemed to sell the Securities under the constructive sale provisions of the Code.  If an entity treated as a partnership for U.S. federal income tax purposes holds the Securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.  Accordingly, partnerships holding the Securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Security that, for U.S. federal income tax purposes, is or is treated as: an individual who is a citizen or resident of the United States; a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.  A “Non-U.S. Holder” is a beneficial owner of a Security that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

U.S. Holders

Surrender of the Securities. A U.S. Holder surrendering Securities pursuant to the Put Option will recognize gain or loss in an amount equal to the difference between the Purchase Price received and the U.S. Holder’s adjusted tax basis in the Securities surrendered at the time of surrender. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules set forth below, such gain or loss will be capital gain or loss. A U.S. Holder’s adjusted tax basis in Securities generally will equal the cost of the Securities to such U.S. Holder, increased by the amount of any market discount previously taken into income with respect to the Securities by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Securities. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is limited. Accrued stated interest payable on the Securities generally will be taxed as ordinary income to the extent such interest has not been previously included in income by the U.S. Holder.

Market Discount. An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Security at a “market discount.” Subject to a statutory de minimis exception, Securities have market discount if they were purchased at an amount less than the Securities’ stated redemption price at maturity. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the surrender of Securities having market discount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such Securities were held by the U.S. Holder.

Information Reporting and Backup Withholding. A surrender of Securities pursuant to the Put Option by U.S. Holders generally will be subject to information reporting requirements. In addition, certain U.S. Holders who fail to provide an IRS Form W-9 may be subject to backup withholding at a rate of 28% with respect to payments the U.S. Holder receives pursuant to the Put Option. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Non-U.S. Holders

Surrender of the Securities. In general, amounts received by a non-U.S. Holder on the surrender of Securities pursuant to the Put Option that are attributable to interest will not be subject to U.S. federal withholding tax under the so-called “portfolio interest” exception provided that:

•                  the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•                  the non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•                  the non-U.S. Holder is not a bank that received the Securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•                  either (1) the non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute or successor form) provided to us or our paying agent, under penalties of perjury, that it is not a United States person and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Securities on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its Securities directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and the qualified intermediary has sufficient information in its files indicating that the holder is not a U.S. Holder.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, the holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Security is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on a Security is effectively connected with the conduct of that trade or business, the holder will be subject to U.S. federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. In addition, if the non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

A non-U.S. Holder generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on the receipt of the Purchase Price upon a surrender of the Securities pursuant to the Put Option unless (i) the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder), (ii) in the case of a non-U.S. Holder who is an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the surrender and certain other requirements are met, or (iii) the Securities constitute a “United States real property interest,” or USRPI, within the meaning of the Foreign Investment in Real Property Tax Act.

A non-U.S. Holder described in clause (i) above generally will be subject to U.S. federal income tax on any net gain derived from the surrender of its Securities in the same manner as if it were a U.S. Holder. In addition, non-U.S. Holders described in clause (i) that are foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax. A non-U.S. Holder described in clause (ii) above will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain recognized on the surrender, which may be offset by U.S. source capital losses.

In the event that a Security constitutes a USRPI, any gain recognized on the sale of the Security pursuant to the Put Option will be subject to tax in the same manner as an investment described in clause (i) above. We do not believe that the Securities will constitute USRPIs at the time of surrender pursuant to the Put Option and consequently we currently do not intend to withhold U.S. federal income tax from amounts payable to a non-U.S. Holder upon a surrender of Securities pursuant to the Put Option.

Information Reporting and Backup Withholding. In general, information reporting and backup withholding will not apply to payments of Purchase Price, and backup withholding will not apply to payments of accrued interest, to a non-U.S. Holder pursuant to the Put Option if such non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A non-U.S. Holder generally may establish such an exemption by providing a properly executed IRS Form W-8BEN. Amounts withheld under the backup withholding rules may be credited against a non-U.S. Holder’s U.S. tax liability, and a non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

11. Additional Information . The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained from the SEC’s Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s Internet site at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•                           The Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

•                             All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•                             All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Purchase Notice and prior to 5:00 p.m., New York City time, on the Expiration Date; and

•                            The description of the Common Stock and the Securities contained in the Company’s Registration Statement on Form S-3 filed with the SEC on July 24, 2007, including the descriptions incorporated therein and any amendment or report filed for the purpose of updating that description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. Notwithstanding the foregoing, the Schedule TO to which this Company Purchase Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Purchase Notice, we will amend the Schedule TO accordingly.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used, but not specifically defined, in this Company Purchase Notice shall have the meanings given to such terms in the Indenture and the Securities.

14. Conflicts. In the event of any conflict between this Company Purchase Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors, officers or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Purchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

COGENT COMMUNICATIONS GROUP, INC.

ANNEX A

FORM OF PURCHASE NOTICE

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have your Security purchased by the Company pursuant to Section 11.02 of the Indenture, check the appropriate box:

☐ Section 11.02 (Purchase Option)

If you want to elect to have only part of your Security purchased by the Company pursuant to Section 11.02 of the Indenture state the amount you want to be purchased: $                                         .

Date:	Signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee*:

*                      NOTICE: The Signature must be guaranteed by an Institution that is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The NASDAQ Medallion Stamp Program; (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:         COGENT COMMUNICATIONS GROUP, INC.

WELLS FARGO BANK, NATIONAL ASSOCIATION

The undersigned registered owner of the Security designated below hereby withdraws its election to require Cogent Communications Group, Inc. (the “Issuer”) to purchase such Security, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture dated as of June 11, 2007 (the “Indenture”), between the Issuer and Wells Fargo Bank, National Association. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:
Security Certificate Number (if applicable):
Principal amount to be withdrawn (if less than
all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature:
(Sign exactly as your name appears on the other side of this Security)

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the board of directors and the executive officers of the Company.

Directors

Name	Title
David Schaeffer	Chairman of the Board of Directors, Chief Executive Officer and President
Steven D. Brooks	Director
Richard T. Liebhaber	Director
Timothy Weingarten	Director
D. Blake Bath	Director
Marc Montagner	Director

Executive Officers

Name	Title
David Schaeffer	Chief Executive Officer, President and Chairman of the Board of Directors
Thaddeus G. Weed	Vice President, Chief Financial Officer and Treasurer
Robert N. Beury, Jr.	Chief Legal Officer (Vice President and General Counsel) and Assistant Secretary
R. Brad Kummer	Vice President of Optical Transport Engineering and Chief Technology Officer
Timothy G. O’Neill	Vice President of Field Engineering, Construction and Network Operations
Bryant Hird “Guy” Banks	Vice President of Real Estate
Henry W. Kilmer	Vice President of IP Engineering
Ernest Ortega	Chief Revenue Officer

The business address of each person set forth above is c/o Cogent Communications Group, Inc., 1015 31st Street, NW, Washington, DC 20007, and the telephone number is (202) 295-4200.